Exhibit 10.1

SCHEDULE

LSI Non-Employee Director Compensation

I.                                         Annual Cash Compensation

Annual cash retainers (to be paid in quarterly installments), plus out-of-pocket expenses as outlined in the table below.  The initial payment of this cash compensation shall be made upon the first meeting of the Board of Directors held after completion of the proposed initial public offering of the Corporation.  In addition, each year, directors may elect to receive all of their annual cash payments in the form of stock option grants. To make such election, directors shall deliver an irrevocable, written notice thereof to the Corporation’s Secretary between September 1st and September 30th of the fiscal year immediately prior to the year for which the director wishes to make the election. The grant date shall be the first day of the fiscal year for which the election is made. These stock options will have a one year vesting period, such that 100% of the options will vest on the one year anniversary of the grant date.  The exercise price shall be, in accordance with the terms of the Corporation’s 2006 Long Term Omnibus Incentive Plan, the closing price of the Corporation’s common stock on the first day of the fiscal year for which the election is made (or if the Nasdaq National Market is closed for trading on such day, then the closing price on the next day on which the Nasdaq National Market is open for trading). The determination of the number of stock options each director is entitled to receive shall be made as of the first day of the fiscal year for which the director wishes to make the election.  The Corporation shall use the valuation method described below in Section II, Annual Equity Compensation, under the heading, “Black-Scholes Option Valuation,” to determine the number of options directors would be entitled to receive in lieu of their respective cash payments. Such valuation method shall be used solely for the purpose of determining the number of options each director shall be entitled to receive.

Cash Amount
Annual Retainer	$25,000
Annual Audit Committee Chairman	$10,000
Annual Compensation Committee Chairman	$5,000
Annual Nominating/Governance Committee Chairman	$5,000

SCHEDULE 1 (cont.)

II.                                     Annual Equity Compensation

Annual equity compensation valued at approximately $34,000 per annum as determined in accordance with Black Scholes standard valuation of option grants (see table below for an example of a valuation calculation).  These options will have a ten year exercise period and shall vest corresponding to the period of service.

Black-Scholes Option Valuation

Black-Scholes Option Valuation
Market Price	$12.8900
Exercise Price	$12.8900
Annual Volatility	41.1000	%(a)
Risk-Free Rate	4.6600%
Dividend	0.0000%
Expected Life (years)	2.0000	(b)
Black-Scholes	$3.4249
Number of Options	20,000
Total Value	$68,498
Amortization Period (Yrs)	2
Value Per Year	34,249

Notes:

(a)             Source: Bloomberg

(b)            Expected timeframe under which options will be exercised.

(c)             Assumes expected life of two years.

d1	0.450967
d2	(0.130275)
N(d1)	0.673993
N(d2)	0.448175
Formulas
d1	=(LOG(B2/B3)+((B5-B6)+(B4*B4)/2)*B7)/(B4*SQRT(B7))
d2	+D3-B4*SQRT(B7)
N(d1)	=NORMDIST(D3,0,1,1)
N(d2)	=NORMDIST(D4,0,1,1)
BSValue	=B2*EXP(-B6*B7)*D5-B3*EXP(-B5*B7)*D6